877 North 8th West, Riverton, WY  82501 USA, Ph: (307) 856-9271, Fx: (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. ANNOUNCES ELECTION TO PARTICIPATE IN THIRD GROUP OF FIVE WELLS WITH BRIGHAM EXPLORATION COMPANY

 - PROVIDES PRODUCTION UPDATE AND 2010 OIL AND GAS CAPITAL BUDGET -

RIVERTON, Wyoming – January 21, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today announced that it has elected to participate in the third group of five wells with Brigham Exploration Company (NASDAQ: BEXP) ("Brigham" or "BEXP") under the terms of the previously announced Drilling Participation Agreement (“DPA”) and provided a production update along with a summary of its 2010 oil and gas budget.

After receiving formal notice of the early 24-hour initial production rate from the sixth well in the previously announced drilling program with Brigham, on January 11, 2010, USE notified Brigham on January 15, 2010 of its election to participate in the third group of five wells.  Brigham notified the Company that it will participate for 50% of its original working interest in each of the five 1,280 acre spacing units.  The Company will therefore participate for the remaining 50%.

Wells seven and eight in the 15 well program have reached TD and are scheduled for completion initiatives to begin in February 2010.  Well nine is currently drilling in the horizontal portion of the well bore and completion initiatives for this well are expected to commence in late February 2010.  Wells 10 through 15 are expected to be drilled and completed prior to the end of the second quarter 2010.

As with the previously drilled wells in the program, the remaining wells are all anticipated to target the middle Bakken formation, and are planned to be drilled to a total measured depth of approximately 20,000 feet (~10,000 ft vertical; ~10,000 horizontal).  However, Brigham has indicated that at least one well of the remaining six to be drilled may target the Three Forks formation.  The Company expects that each well in the second and third groups of wells will be completed with an average of 30 fracture stimulation stages.  Initial 24-hour early stage production results for wells seven and eight are anticipated to be announced when they are both completed.

Press Release
January 21, 2010

Production Update and 2010 Oil and Gas Capital Budget

In the fourth quarter of 2009 the Company produced approximately 1,000 net BOE/D and exited 2009 with an average rate of 1,400 net BOE/D for the month of December, exceeding the Company’s year end 2009 stated 30 day average production exit rate goal of 1,200 net BOE/D.  The December production rate includes approximately 1,100 net BOE/D from the first five wells under the DPA with Brigham and approximately 300 net BOE/D from its three producing wells in the Gulf Coast region.  For 2010, the Company has set a mid-year production goal of 2,000 net BOE/D (trailing 30 day average) and a year end production goal of 2,500 net BOE/D (trailing 30 day average).

In December 2009, the Board of Directors approved a $26.5 million capital drilling budget for 2010.  The capital will be used to complete the Brigham drilling program and participate (at varying working interests) in up to 14 wells with our Gulf Coast partners.  In addition to the budget for anticipated drilling in 2010, the Company has significant capital reserves that it intends to further deploy into asset acquisition opportunities in 2010.

Looking forward, the Company has initiated review and analysis of establishing a conservative hedging program for 2010.  This program is anticipated to be established in the second quarter of 2010 in anticipation of establishing a credit facility for the Company to access in the third quarter of 2010.  In the mean time, on January 20, 2010 the Company increased its bank line of credit from $5 million to $10 million, although the Company does not have any immediate plans to access this facility due to its current strong cash position.

"We are very pleased with the progress made thus far in the Brigham drilling program and the resulting production increases that we experienced in the fourth quarter of 2009," stated Keith Larsen, CEO of U.S. Energy Corp.  “We anticipate the completion of the 15 well program with Brigham by early summer 2010 and we are diligently working on initiatives to continue our drilling program throughout the year.  Our $26.5 million 2010 oil and gas budget will allow us to meet our currently anticipated Williston Basin drilling commitments and also allow us to expand our participation in numerous wells in the onshore Gulf Coast region.  Additionally, our strong balance sheet will allow us to pursue additional growth opportunities this year," he added.

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Press Release
January 21, 2010

Note Regarding BOEs

BOEs are derived by converting gas to oil in the ratio of one barrel of oil to six thousand cubic feet of gas (1 bbl:6 Mcf), based on their respective BTU energy content.  BOEs are not indicative of value, as oil and natural gas have different markets and prices may diverge from the ratio on a national and/or regional level.

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Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,"”target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells with Brigham Exploration, Houston Energy, Yuma, PetroQuest, and other partners, its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells referenced in this press release be productive or that the Company’s goals for 2010 will be achieved. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Form S-3 registration statement (File No. 333-162607), and the amendments and supplements thereto), which are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.  For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
reggie@usnrg.com

Nick Hurst
Investor Relations
The Equicom Group
1-403-538-4845
nhurst@equicomgroup.com